                                                                    Exhibit 99.2


                       H.J. HEINZ COMPANY AND SUBSIDIARIES
                           Non-GAAP Performance Ratios

The company reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. The following table provides the calculation of those non-GAAP performance ratios discussed in the company's press release dated November 25, 2003:

NET DEBT CALCULATION
(amounts in thousands)

                                              October 29, 2003    April 30, 2003    October 30,2002
                                                   FY 2004            FY 2003           FY 2003
                                                -----------        -----------        -----------
Short-term debt                                 $    20,609        $   146,838        $   162,571
Long-term debt, including current portion         4,975,130          4,784,091          5,311,748
                                                -----------        -----------        -----------
     Total debt                                   4,995,739          4,930,929          5,474,319

Less:
     Value of interest rate swaps                  (176,294)          (294,802)          (209,066)
     Cash and cash equivalents                     (848,696)          (801,732)          (291,863)
                                                -----------        -----------        -----------

Net Debt                                          3,970,749          3,834,395          4,973,390
Less: Preferred stock                              (325,000)              --                 --
                                                -----------        -----------        -----------
Net Debt excluding preferred stock*             $ 3,645,749        $ 3,834,395        $ 4,973,390
                                                ===========        ===========        ===========

        * The adoption of SFAS No. 150 by the Company in the second quarter of Fiscal 2004 required the prospective classification of Heinz Finance Company's $325 million of mandatorily redeemable preferred shares from minority interest to long-term debt. The current period calculation of net debt excludes the effects of this reclassification in order to provide more meaningful comparisons with prior periods.



OPERATING FREE CASH FLOW CALCULATION
(amounts in thousands)

                                                    Second Quarter Ended               Six Months Ended
                                             ---------------------------------  ---------------------------------
                                             October 29, 2003  October 30,2002  October 29, 2003  October 30,2002
                                                  FY 2004          FY 2003          FY 2004          FY 2003
                                                 ---------        ---------        ---------        ---------
     Cash provided by operating activities       $ 227,323        $ 246,826        $ 493,259        $ 416,936
     Capital expenditures                          (45,240)         (36,028)         (74,837)         (63,543)

                                                 ---------        ---------        ---------        ---------
          Operating Free Cash Flow               $ 182,083        $ 210,798        $ 418,422        $ 353,393
                                                 =========        =========        =========        =========